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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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MONSTER WORLDWIDE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017
(212) 351-7000

                      May 5, 2006

Dear Stockholder:

        You are cordially invited to attend the Company's annual meeting of stockholders to be held at 11:00 a.m. on Wednesday, June 7, 2006, at the offices of Monster, 5 Clock Tower Place, Maynard, Massachusetts 01754.

        At the meeting you will be asked to elect seven directors of the Company, to ratify our appointment of BDO Seidman, LLP as our independent registered public accounting firm and, if properly presented at the annual meeting, to consider and vote on a stockholder proposal. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

        We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to vote at your earliest convenience. You may vote by mail with the enclosed proxy card or by telephone or on the Internet by following the instructions on the proxy card.

        Thank you for your cooperation.

Very truly yours,
Andrew J. McKelvey Chairman of the Board of Directors and CEO

MONSTER WORLDWIDE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2006 annual meeting of stockholders of the Company will be held on Wednesday, June 7, 2006 at 11:00 a.m. at the offices of Monster, 5 Clock Tower Place, Maynard, Massachusetts 01754 for the following purposes:

(1)
To elect seven directors to serve for the ensuing year;

(2)
To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

(3)
If properly presented at the annual meeting, to consider and vote on a stockholder proposal; and

(4)
To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

        All stockholders of record at the close of business on April 25, 2006 will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

        All stockholders are cordially invited to attend the meeting in person. Stockholders who are unable to attend the meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote by telephone or on the Internet by following the instructions on the enclosed form of proxy. Stockholders who attend the meeting may revoke their proxy and vote their shares in person.

MYRON F. OLESNYCKYJ Secretary

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NEW YORK 10017

PROXY STATEMENT

        This proxy statement contains information relating to the annual meeting of stockholders of the Company to be held on Wednesday, June 7, 2006, beginning at 11:00 a.m. at the offices of Monster, 5 Clock Tower Place, Maynard, Massachusetts 01754, and at any postponements or adjournments thereof.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of the election of directors, the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm and, if properly presented at the annual meeting, the consideration of and voting on a stockholder proposal. In addition, management will report on the performance of the Company during 2005 and respond to questions from stockholders. The Board of Directors is not currently aware of any other matters which will come before the meeting.

        Proxies for use at the meeting are being solicited by the Board of Directors of the Company. Proxies were mailed to stockholders on or about May 5, 2006 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on April 25, 2006, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any postponements and adjournments thereof. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponements or adjournments of the meeting.

        The Company has two classes of common stock: common stock and Class B common stock. Holders of both common stock and Class B common stock as of the record date will be entitled to participate at the meeting.

What are the voting rights of the holders of common stock and Class B common stock?

        Each outstanding share of common stock will be entitled to one vote on each matter acted upon. Each outstanding share of Class B common stock will be entitled to ten votes on each matter acted upon.

        On April 25, 2006, there were 123,378,781 shares of common stock outstanding, and 4,762,000 shares of Class B common stock outstanding. Andrew J. McKelvey, our Chairman and CEO, holds all of the Class B common stock which combined with the common stock held by him gives him approximately 32% of the combined voting power of the Company. It is expected that Mr. McKelvey will vote for Proposals No. 1 and No. 2. The Company has not been advised as to how Mr. McKelvey will vote with respect to Proposal No. 3 in the event that proposal is properly presented at the meeting.

What constitutes a quorum?

        The presence at the meeting in person or by proxy, of the holders of a majority of the outstanding votes, represented by shares of common stock and Class B common stock as of the record date, will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 123,378,781 shares of common stock, representing the same number of votes, were outstanding, and 4,762,000 shares of Class B common stock, representing in the aggregate 47,620,000 votes, were outstanding. Thus, the presence of holders representing at least 85,499,391 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been attained. Brokers who do not receive stockholder voting instructions are entitled to vote on the election of directors and the ratification of the independent registered public accounting firm. Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

How do I vote?

        If you complete and properly sign the accompanying proxy card and return it in the enclosed return envelope it will be voted as you direct or you may vote by telephone or on the Internet as detailed below. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

        If you are a registered stockholder (that is, you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card.

        If your shares are held in "street name," please check your proxy card and contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. A large number of banks and brokerage firms are participating in ADP Investor Communication Services' online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you vote by telephone or electronically through the Internet, please do not mail your proxy. Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed proxy card.

        Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the meeting.

How do I vote my 401(k) Plan shares?

        Our 401(k) plan provides participants holding shares of our common stock with pass-through voting. The Trustee of our 401(k) plan, Charles Schwab, votes the shares of our common stock in the 401(k) plan since it is the record holder. Participants in the 401(k) plan receive with their proxy materials instructions for directing how the shares of our common stock allocated to the participant's 401(k) account should be voted. Voting instructions are tabulated by an independent third party, on a confidential basis, and the voting instructions are provided to the Trustee. Shares of our common stock for which no instructions are received or shares of our common stock that have not been allocated to any participant's account are voted by the Trustee in the same proportion as the shares of our common stock for which voting instructions have been received.

Can I receive more than one set of annual meeting materials?

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Company's proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to the Investor Relations Department of the Company, Monster Worldwide, Inc., 622 Third Avenue, New York, New York 10017, telephone (212) 351-7000. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number.

Can I change my vote after I return my proxy card?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting alone will not by itself revoke a previously granted proxy.

How are nominees for election to our Board of Directors selected?

        The purpose of the Nominating Committee of our Board of Directors is to recommend to our Board of Directors individuals as nominees for election to our Board of Directors at the annual meeting of stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Nominating Committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to our Board of Directors. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate's experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors.

        The Nominating Committee will consider stockholder nominations as nominees for election to our Board of Directors. In evaluating such nominations, the Nominating Committee will use the same selection criteria the Nominating Committee uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our Nominating Committee: (i) your name, mailing address and telephone number, (ii) the suggested nominee's name, mailing address and telephone number, (iii) a statement whether the suggested nominee knows that his or her name is being suggested by you, (iv) the suggested nominee's resume or other description of his or her background and experience and (v) your reasons for suggesting that the individual be considered. The information should be sent to the Nominating Committee addressed as follows: Nominating Committee of the Board of Directors, Monster Worldwide, Inc., 622 Third Avenue, New York, New York 10017.

        Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our by-laws. To be timely, the Company must receive such nomination for the 2007 Annual Meeting at its principal office at 622 Third Avenue, New York, New York 10017 no earlier than February 27, 2007 and no later than March 29, 2007.

        All seven of the director nominees identified in this proxy statement currently serve as directors of the Company and all have been recommended by our Nominating Committee to our Board of Directors for re-election. The Company has not paid a fee to any third party for the identification or evaluation of the nominees for our Board of Directors.

What are the Board's recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote to approve Proposal No. 1, for election of the nominated slate of directors to serve for the ensuing year and to approve Proposal No. 2, for ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. The Board does not make a recommendation with respect to Proposal No. 3, the stockholder proposal, in the event that proposal is properly presented at the meeting. With respect to any other matter that properly comes before the meeting, the proxy holders will vote in accordance with their best judgment.

What vote is required to approve each item?

        Election of Directors.    The seven nominees receiving the highest number of affirmative votes of the votes cast at the meeting, either in person or by proxy, shall be elected as directors. A properly executed proxy card marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Brokers who do not receive stockholder voting instructions are entitled to vote on the election of directors. Broker non-votes, if any, will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

        Ratification of the Appointment of BDO Seidman, LLP as our Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote is required for the ratification of the appointment of BDO Seidman, LLP as our independent registered pubic accounting firm for the fiscal year ending December 31, 2006. Brokers who do not receive stockholder voting instructions are entitled to vote on the ratification of the independent registered public accounting firm. Broker non-votes, if any, with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, and will not be counted in determining the number of votes necessary for ratification. Abstentions from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

        Stockholder Proposal.    The affirmative vote of a majority of the outstanding shares present in person or represented by proxy and entitled to vote is required to approve Proposal No. 3. Brokers who do not receive stockholder voting instructions are not entitled to vote on Proposal No. 3. Broker non-votes, if any, with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter, and will not be counted in determining the number of votes necessary for approval. Abstentions from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve Proposal No. 3.

        Other Items.    Unless otherwise required by the Company's certificate of incorporation, for each other item that may properly come before the meeting, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy entitled to vote on the item will be required for approval.

STOCK OWNERSHIP

Who are the largest non-affiliate owners of the Company's stock?

        The following table sets forth information regarding the beneficial ownership determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities, of the Company's common stock held by each non-affiliated person known by the Company to own beneficially more than five percent (5%) of the Company's outstanding common stock. The combined voting power reflects voting power based on the number of shares outstanding as of March 31, 2006.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock	Combined Voting Power
Capital Research and Management Company(1) 333 South Hope Street Los Angeles, CA 90071	10,970,000	9.30%	6.4%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	15,836,352	13.38%	9.3%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	9,216,751	7.80%	5.4%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	6,115,367	5.10%	3.6%

(1)
Capital Research and Management Company may be deemed to beneficially own 10,970,000 shares of our common stock which are held of record by investment companies for which Capital Research and Management Company acts as investment advisor. Capital Research and Management Company has sole dispositive power with respect to 10,970,000 of the shares, sole voting power with respect to 5,195,000 of the shares and does not have shared voting or dispositive power with respect to any of the shares. Information with respect to Capital Research and Management Company, including its percentage ownership, has been derived from its Schedule 13G/A dated February 10, 2006 as filed with the SEC.

(2)
Of the 15,836,352 shares of our common stock that may be deemed to be beneficially owned by FMR Corp., 14,658,782 shares are beneficially owned by Fidelity Management & Research Company, 593,900 shares are beneficially owned by Fidelity Management Trust Company and 583,670 shares are beneficially owned by Fidelity International Limited. FMR Corp. has sole voting power with respect to 1,311,530 of the shares and sole dispositive power with respect to all 15,836,353 of the shares, and does not have shared voting power or shared dispositive power with respect to any of the shares. Members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders' voting agreement among them and the other shareholders of voting stock of FMR Corp. Information with respect to FMR Corp., including its percentage ownership, has been derived from its Schedule 13G/A dated February 14, 2006 as filed with the SEC.

(3)
Morgan Stanley may be deemed to beneficially own 9,216,298 shares of our common stock. Morgan Stanley has sole voting and dispositive power with respect to 9,136,298 of the shares and shared voting and dispositive power with respect to 7,011 of the shares. Information with respect to Morgan Stanley, including its percentage ownership, has been derived from its Schedule 13G dated February 15, 2006 as filed with the SEC.

(4)
These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Information with respect to Price Associates, including its percentage ownership, has been derived from its Schedule 13G dated February 14, 2006 as filed with the SEC.

How much stock do the Company's directors and executive officers own?

        The following table sets forth information as of March 31, 2006 (except as otherwise noted in the footnotes), regarding the beneficial ownership determined in accordance with the rules of the SEC, of the Company's common stock held by: (i) each director of the Company; (ii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iii) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Except for Andrew J. McKelvey at approximately 32%, no director or executive officer owns shares of our common stock or Class B common stock giving them greater than 1% of the voting power of the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock/Class B Common Stock	Percentage of Common Stock	Percentage of Class B Common Stock
Andrew J. McKelvey(1)	11,855,798	5.8%	100%
William Pastore(2)	317,872	*	—
Paul Camara(3)	1,717,503	1.4%	—
John Mclaughlin(4)	205,428	*	—
Charles Baker(5)	26,421	*	—
George R. Eisele(6)	61,949	*	—
John Gaulding(7)	34,514	*	—
Michael Kaufman(8)	44,517	*	—
Ronald J. Kramer(9)	47,523	*	—
David A. Stein(10)	30,000	*	—
John Swann(11)	34,181	*	—
All directors and executive officers as a group (18 persons)(12)	14,907,275	11.8%	100%

*
Less than 1%

(1)
Includes 4,762,000 shares of Class B common stock which are convertible, on a share for share basis, into common stock. Each share of Class B common stock has ten votes per share. Also includes 4,115 shares of common stock owned by Mr. McKelvey's wife and 2,217 shares of common stock held by the Company's 401(k) plan. Mr. McKelvey disclaims beneficial ownership of the shares owned by his wife.

(2)
Includes 283,413 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(3)
Includes 2,217 shares of common stock held by the Company's 401(k) plan, and 1,510,807 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(4)
Includes 195,419 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(5)
Includes 300 shares of common stock owned by the Baker Wallace 2001 Trust and 121 shares of common stock held by the Company's 401(k) plan.

(6)
Includes 22,500 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(7)
Includes 31,514 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(8)
Includes 39,517 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(9)
Includes 42,523 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(10)
Includes 25,000 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(11)
Includes 29,181 shares of common stock issuable upon the exercise of options which are exercisable within 60 days of March 31, 2006.

(12)
Includes 4,762,000 shares of Class B common stock which are convertible, on a share for share basis, into common stock, 15,460 shares held by the Company's 401(k) plan and 2,700,138 shares subject to options which are exercisable within 60 days of March 31, 2006.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Seven directors (constituting the entire Board) are to be elected at the annual meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below to serve until the 2007 annual meeting and until their successors are duly elected and qualified. Our certificate of incorporation and by-laws provide that the number of directors on our Board of Directors shall be not less than one and no more than nine, as is fixed from time to time by resolution of the Board of Directors. Our current Board of Directors consists of seven members, five of whom are "independent" within the meaning of Rule 4200(a)(15) of The Nasdaq Stock Market. The five consist of Messrs. Gaulding, Kaufman, Kramer, Stein and Swann. Our nominees for election to the Board of Directors are set forth below. All of the nominees are our current directors. All of the nominees have been recommended by the Nominating Committee for election to our Board of Directors and all have consented to serve if elected. In the event any of these nominees shall be unable to serve as a director, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

        The nominees, their ages, the year in which each first became a director and their principal occupations or employment during the past five years are:

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Andrew J. McKelvey	71	1967	Chairman of the Board, CEO and a director since founding the Company in 1967. Mr. McKelvey has a B.A. from Westminster College.
George R. Eisele	69	1987
			Director of the Company since September 1987. Mr. Eisele was the Executive Vice President of TMP Direct, the Company's direct marketing business unit from 1989 until May 2, 2005 when the business unit was sold to GECKO Inc., an entity owned 65% by Mr. Eisele. Following its sale by the Company, Mr. Eisele continues to head TMP Direct as its Chief Executive Officer. Mr. Eisele attended Fairleigh Dickinson University and Drexel University.

John Gaulding	60	2001
			Director of the Company since June 2001. Mr. Gaulding is a member of the Company's audit committee and compensation committee. Previously, Mr. Gaulding was a director from January 1996 to October 1999. Mr. Gaulding is a private investor and business consultant in the fields of strategy and organization. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April through July 11, 1996, the date of such company's sale. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow page publishing unit of Pacific Telesis Group. He holds a B.S. from the University of California at Los Angeles and an M.B.A. from the University of Southern California. Mr. Gaulding is also a director of ANTs software inc., a developer of data management software, and Yellow Pages Group, a Canadian telephone directories publisher.
Michael Kaufman	60	1997
			Director of the Company since October 1997. Mr. Kaufman is Chairman of the Company's compensation committee and a member of its audit committee. Until July 1, 2000 Mr. Kaufman was President of SBC/Prodigy Transition. Mr. Kaufman previously served as President of Pacific Bell's Consumer's Market Group. Prior thereto, Mr. Kaufman was the President and CEO of Pacific Bell Communications, a subsidiary of SBC Communications Inc., and from 1993 through April 1997 he was the regional president for the Central and West Texas market area of Southwestern Bell Telephone. Mr. Kaufman holds a B.A. and an M.B.A. from the University of Wisconsin.

Ronald J. Kramer	47	2000
			Director of the Company since February 2000. Mr. Kramer is Chairman of the Company's audit committee and a member of its compensation committee. Mr. Kramer has served as President and a director of Wynn Resorts, Limited, a developer, owner and operator of hotel and casino resorts, since April 2002. Mr. Kramer previously was a Managing Director of Dresdner Kleinwort Wasserstein (formerly Wasserstein Perella & Co.) from July 1999 until November 2001. Mr. Kramer is also a member of the board of trustees of Republic Property Trust, a real estate investment trust, and a director of Griffon Corporation, a diversified manufacturing company. Mr. Kramer holds a B.S. from the Wharton School of the University of Pennsylvania and an M.B.A. from New York University Graduate School of Business.
David A. Stein	67	2003
			Director of the Company since June 2003. Mr. Stein is Chairman of the Company's nominating committee. Mr. Stein was the Chairman and Chief Executive Officer of Southern Industrial Corporation, the Jacksonville, Florida-area Burger King franchisee of 33 Burger King restaurants until December 2004. Prior thereto, Mr. Stein was a Burger King franchisee for more than 40 years. He is Chairman of Jacksonville-based King Provision Corporation, an approved Burger King food and paper distributor, and Chairman of T.L. Cannon Corporation, a franchisee of Applebees restaurants in New York and Connecticut. Mr. Stein was a founder of the Jewish Community Alliance in Jacksonville, Florida. He has also served the United Way, the Jacksonville Chamber of Commerce, University Medical Center, University of North Florida, WJCT Public Television and other Jacksonville-area organizations and clubs as an officer or Board member. Mr. Stein attended the University of Florida.

John Swann	70	1996
Director of the Company since September 1996. Mr. Swann is a member of the Company's compensation committee and nominating committee. In 1995, Mr. Swann founded Cactus Digital Imaging Systems, Ltd., a large Canadian supplier of electronically produced large format color prints. Mr. Swann sold Cactus Digital Imaging Systems, Ltd. in June 2000.

What is the Company's policy regarding director attendance at annual meetings?

        It is the policy of our Board of Directors that directors are encouraged to attend all annual stockholders meetings. All of the members of our Board of Directors attended the 2005 annual meeting of stockholders.

How are directors compensated?

        Each of the Company's non-employee directors receives $35,000 per year for services rendered as a director, plus a per meeting fee of $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors attended in person or telephonically (limited to a maximum fee of $3,000 per day), plus reimbursement of expenses incurred in connection with his or her duties as director and life insurance in accordance with the Company's standard life insurance offering for employees. In addition, the chairman of the compensation committee receives an additional $25,000 per year and the chairman of the audit committee receives an additional $96,000 per year.

        Pursuant to the Company's 1999 Long Term Incentive Plan, each non-employee director of the Company is granted 5,000 shares of common stock upon his or her commencement of service as a non-employee director and each non-employee director who was a non-employee director at, or appointed or elected to, the Board of Directors as a non-employee director at the prior annual meeting is granted 2,500 shares of common stock on the day following each annual meeting. Of the 5,000 shares of common stock granted to non-employee directors upon their commencement of service, 2,500 shares will be vested on the date of grant and the remaining 2,500 shares will vest on the first anniversary of the date of grant. Of the 2,500 shares of common stock granted to non-employee directors on an annual basis, 1,250 shares will become vested on each of the first two anniversaries of the date of grant. In addition, all unvested shares of common stock will immediately vest in full upon a "change in control" (as defined in the 1999 Long Term Incentive Plan) of the Company.

How often did the Board meet during the year ended December 31, 2005?

        During the fiscal year ended December 31, 2005, the Board of Directors held seven meetings and acted 15 times by unanimous written consent in lieu of a meeting. In addition, the non-employee directors held four meetings. Each director attended at least 75% of the total number of meetings of the Board and the Committees on which he served.

What committees has the Board established?

        The Board of Directors has standing Compensation, Audit and Nominating Committees. Each member of the Compensation, Audit and Nominating Committees has been determined by the Board of the Directors to be "independent" within the meaning of Nasdaq Rule 4200(a)(15) and, in addition, each member of the Audit Committee is "independent" within the meaning of applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

        Compensation Committee.    The Compensation Committee is charged with recommending to the Board the compensation for the Company's executives and administering the Company's stock incentive and benefit plans. The Compensation Committee is currently composed of Messrs. Kaufman, Gaulding, Kramer and Swann. The charter of the Compensation Committee is available on the Company's website www.monsterworldwide.com. During 2005, the Compensation Committee held ten meetings and acted once by unanimous written consent in lieu of a meeting.

        Audit Committee.    The Audit Committee is charged with, among other things, the appointment of independent auditors of the Company, as well as discussing and reviewing with the independent auditors the scope of the annual audit and results thereof, pre-approving the engagement of the independent auditors for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in the Company's quarterly reports and reviews documents filed with the Securities and Exchange Commission. The Audit Committee is currently composed of Messrs. Kramer, Gaulding and Kaufman. The Board of Directors has determined that each of Messrs. Kramer and Kaufman qualify as an "audit committee financial expert" as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The charter of the Audit Committee is available on the Company's website www.monsterworldwide.com. During 2005, the Audit Committee met 16 times.

        Nominating Committee.    The Nominating Committee is charged with assisting the Board in its selection of individuals as nominees for election to the Board at annual meetings of the Company's stockholders and to fill any vacancies or newly created directorships on the Board. The Nominating Committee is currently composed of Messrs. Stein and Swann. The charter of the Nominating Committee is available on the Company's website www.monsterworldwide.com. During 2005, the Nominating Committee met once.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 2005 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

Vote Required

        The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

        THE BOARD OF DIRECTORS DEEMS "PROPOSAL NO. 1—ELECTION OF DIRECTORS" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

AUDIT MATTERS

What services have been provided by the Company's auditors?

        The Company incurred professional fees from BDO Seidman, LLP ("BDO"), its principal auditor, and BDO International affiliate firms for the following professional services:

        Audit Fees.    Fees in the amount of $3.5 million and $3.8 million in 2005 and 2004, respectively, related to the audits of the Company's annual financial statements and internal controls; the review of the interim financial statements included in the Company's quarterly reports; the review of documents filed with the Securities Exchange Commission; and fees for statutory audits required internationally.

        Audit-Related Fees.    Fees in the amount of $0.2 million and $0.4 million in 2005 and 2004, respectively, primarily related to the audits of the Company's employee benefit plan, due diligence related to mergers and acquisitions and accounting consultation.

        Tax Fees.    Fees in the amount of $0.3 million and $0.5 million in 2005 and 2004, respectively, related to professional services rendered for tax compliance, tax advice and tax planning.

        All Other Fees.    The Company did not incur such fees in 2005 or 2004.

        The Company's Audit Committee has determined that the non-audit services provided by the Company's auditors in connection with the year ended December 31, 2005 were compatible with the auditors' independence.

Pre-Approval Policies

        The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. All "Audit Fees," "Audit-Related Fees" and "Tax Fees" set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Report of Audit Committee

        The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations. Each of the members of the Audit Committee is independent, as defined under the listing standards of The Nasdaq National Market and in accordance with the applicable rules and regulations of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors that was originally adopted in 2000 and was amended in 2003.

        Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. The Company's independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Committee's responsibility is to oversee and review these processes. The Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors.

        The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met 16 times during 2005.

        In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and No. 90 (Audit Committee Communications).

        With respect to the Company's outside auditors, the Committee, among other items, discussed with BDO Seidman, LLP, matters relating to BDO Seidman, LLP's independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Finally, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

        On the basis of these reviews and discussion, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Ronald J. Kramer, Chairman
John Gaulding
Michael Kaufman

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee was formed in September 1996 and currently consists of Messrs. Kaufman, Gaulding, Kramer and Swann, each of whom is an "independent" director within the meaning of Nasdaq Rule 4200(a)(15). The Compensation Committee is charged with recommending to the Board of Directors the compensation for the Company's executives and administering the Company's stock incentive and benefit plans.

What is the Company's philosophy of executive compensation?

        The Company believes that executive compensation should be closely related to increased stockholder value. One of the Company's strengths contributing to its successes is a strong management team, many of whom have been with the Company for a number of years. The compensation program is designed to enable the Company to attract, retain and reward capable employees who can contribute to the continued success of the Company, principally by linking portions of compensation with the attainment of key business objectives. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. Accordingly, the Company's executive compensation program is designed to provide competitive compensation, support the Company's strategic business goals and reflect the Company's performance.

        The compensation program reflects the following principles:

  •
  Compensation should encourage increased stockholder value.

  •
  Compensation programs should support the short- and long-term strategic business goals and objectives of the Company.

  •
  Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions toward business goals.

  •
  Compensation programs should enable the Company to attract and retain highly qualified professionals.

        The Company's executive compensation is comprised of two components, base salary and incentives, each of which is intended to serve the overall compensation philosophy.

        Base Salary.    The Company's salary levels are intended to be consistent with competitive pay practices and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance and resources of the Company, general economic conditions as well as a number of factors relating to the particular individual, including the performance of the individual executive, and level of experience, ability and knowledge of the job.

        Incentives.    Incentives generally consist of stock options, restricted stock grants, restricted stock unit grants and cash awards paid to the Company's senior and middle management executives. Non-guaranteed portions of bonuses payable to senior executives are generally tied to the overall performance of the Company.

        The Committee strongly believes that the pay program should provide key employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and key employees will be closely aligned. Therefore, executives and other key employees are eligible to receive stock options, giving them the right to purchase shares of common stock of the Company at a specified price in the future, grants of restricted stock and grants of restricted stock units. The grant of options, restricted stock and restricted stock units is based in large part on a key employee's potential contribution to the Company's growth and profitability, based on the Committee's discretionary evaluation. Options are granted at the prevailing market value of the Company's common stock and will only have value if the Company's stock price increases. Awards of restricted stock and restricted stock units are frequently based on the Company's attainment of specified performance-based criteria. If the performance-based criteria are not met, a reduced portion or no restricted stock or restricted stock units may be awarded. Generally, grants of options, restricted stock and restricted stock units vest over a period of time and executives must be employed by the Company for such options, restricted stock and restricted stock units to vest. The Committee has determined to make greater use of restricted stock and restricted stock units in delivering annual long-term awards and also has determined to deemphasize the grant of stock options.

How is the Company's Chief Executive Officer compensated?

        As Chief Executive Officer and Chairman of the Board, Mr. McKelvey is compensated pursuant to an employment agreement, effective as of November 15, 1996, as amended. The agreement continues through May 17, 2007 and provides for automatic renewal for successive one-year periods unless prior written notice is given by either party. The agreement provides Mr. McKelvey with a base salary of $1,000,000 and provides that he is eligible to receive bonuses, stock or stock options in the Compensation Committee's sole discretion. Mr. McKelvey's bonus of $1,800,000 paid in 2006, was based on the Company meeting certain earnings per share goals during the 2005 calendar year; $1,000,000 of such bonus was paid in cash and $800,000 was paid pursuant to a grant of 16,782 fully vested shares of the Company's common stock, 7,636 shares of which were withheld to satisfy tax and other withholding obligations.

        The aggregate compensation of Mr. McKelvey was deemed appropriate by the Compensation Committee considering the overall performance of the Company and Mr. McKelvey.

        Section 162(m) of the Code generally limits to $1,000,000 the annual income tax deduction for certain "non-performance based" compensation paid to the chief executive officer or any of the four other highest paid officers of a publicly held corporation. The Company's 1999 Long Term Incentive Plan permits the grant of several types of awards. Some will qualify for the exception to the deduction limitation for performance-based compensation and others may not qualify for the exception. In general, the Compensation Committee wishes to structure performance-based awards in a way that will preserve the deductibility of compensation under such awards. The Compensation Committee may from time to time approve awards which would not qualify for the performance-based compensation exception. It is not anticipated that loss of deduction, if any, for compensation realized by any executive officer under the Company's existing compensation plans will be material.

        The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate business goals and stockholder value. The Committee believes its compensation practices are directly tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company on behalf of the Company's stockholders. In view of the Company's performance and achievement of goals and competitive conditions, the Compensation Committee believes that compensation levels during 2005 adequately reflect the Company's compensation goals and policies.

Members of the Compensation Committee

Michael Kaufman, Chairman
John Gaulding
Ronald J. Kramer
John Swann

Employment Agreements

        The Company is party to an employment agreement with Andrew J. McKelvey, effective as of November 15, 1996, as amended. The agreement continues through May 15, 2007 and provides for automatic renewal for successive one-year periods unless prior written notice of nonrenewal is given by either party. The agreement provides Mr. McKelvey with a base salary of $1,000,000 per year and provides that he is eligible to receive bonuses, stock and stock options in the sole discretion of the Compensation Committee. The agreement also provides that Mr. McKelvey will serve as Chairman of the Board and CEO of the Company and will be nominated for election as a director during all periods of his employment. Under the agreement, Mr. McKelvey may terminate his employment upon 90 days prior written notice for any reason. The agreement also provides that in the event Mr. McKelvey's employment is terminated by the Company prior to its expiration for reasons other than for "cause," the Company shall pay Mr. McKelvey his base salary for the remaining term of the agreement. The agreement further provides that in the event of Mr. McKelvey's voluntary resignation, termination of his employment by the Company for "cause" or nonrenewal of the agreement, Mr. McKelvey shall not be entitled to any severance, and in the event of termination as a result of his disability or death he or his estate shall be paid his base salary for a period of 180 days after any such termination at the times it would have been payable had he remained employed. The agreement provides that in the event of a change in control of the Company any options and any shares of restricted stock that may be granted to Mr. McKelvey in the future shall automatically become fully vested and immediately exercisable and in the event Mr. McKelvey is subjected to an excise tax because of any payments made in connection with a change in control, the Company must pay Mr. McKelvey the amount necessary to place him in the same after-tax position as if such payments were not subjected to an excise tax.

        The Company is party to a letter agreement with William Pastore, dated February 7, 2006, which superseded the Company's prior agreement with Mr. Pastore, dated April 1, 2004, as amended. The agreement has a four-year term and provides for automatic renewal for successive one-year periods unless prior written notice of nonrenewal is given by either party. The agreement provides Mr. Pastore with a base salary of $800,000 per year and provides that he is eligible to receive performance based bonuses and to participate in the Company's long-term equity plan for senior executives as may be determined by the Compensation Committee from time to time. Pursuant to the terms of this agreement Mr. Pastore serves as President and Chief Operating Officer of the Company. Under the agreement, Mr. Pastore may terminate his employment upon 60 days prior written notice for any reason. To the extent the agreement is not renewed or Mr. Pastore is terminated without "cause" prior to the expiration of the term, Mr. Pastore shall be entitled to receive as severance, upon execution of a general release, payment of two years' base salary and accelerated exercisability of certain options. The agreement provides that in the event of a change in control of the Company all of Mr. Pastore's options and any shares of common stock covered by stock bonus agreements shall automatically become fully vested and immediately exercisable and in the event Mr. Pastore is subjected to an excise tax because of any payments made in connection with a change in control, the Company must pay Mr. Pastore the amount necessary to place him in the same after-tax position as if such payments were not subjected to an excise tax. In connection with the execution and delivery of the revised letter agreement, Mr. Pastore was granted 200,000 shares of restricted stock subject to the terms and conditions of a stock bonus agreement and the attainment of a specified performance based goal.

        The Company is party to a letter agreement with Paul Camara, dated September 28, 2005, which superseded the Company's prior agreement with Mr. Camara, dated April 28, 2003, as amended. The term of the agreement ends on December 31, 2007. The agreement provides Mr. Camara with a base salary of $500,000 per year and provides for his eligibility to receive bonuses in the discretion of the Compensation Committee and/or Mr. McKelvey. Pursuant to the terms of this agreement Mr. Camara serves as an Executive Vice President of the Company. Under the agreement, Mr. Camara may terminate his employment upon 60 days prior written notice for any reason. The agreement provides that if Mr. Camara is terminated for any reason other than "cause", he shall receive as severance, upon the execution of a general release, payment of base salary over the period, if any, between the effective date of termination and December 31, 2007. To the extent the agreement is not renewed or Mr. Camara is terminated without "cause" prior to the expiration of the term, Mr. Camara shall be entitled to accelerated exercisability of certain options. The agreement provides that in the event of a change in control of the Company all of Mr. Camara's options and any shares of common stock covered by stock bonus agreements shall automatically become fully vested and immediately exercisable and in the event Mr. Camara is subjected to an excise tax because of any payments made in connection with a change in control, the Company must pay Mr. Camara the amount necessary to place him in the same after-tax position as if such payments were not subjected to an excise tax. Further, in the event that Mr. Camara's employment is not renewed by the Company or is terminated by the Company for any reason other than "cause", the Company has agreed to make available to Mr. Camara, certain medical and dental benefits. The agreement also provides that Mr. Camara will not to compete with the Company for a period of five years after the termination of his employment with the Company.

        The Company entered into a letter agreement with John Mclaughlin, dated September 24, 2002, as amended. The agreement provides that Mr. Mclaughlin's employment continues until terminated by either party. The agreement also provides Mr. Mclaughlin with a base salary of $500,000 per year and provides for his eligibility to receive bonuses based on the satisfaction of certain performance targets determined in the discretion of the Compensation Committee and/or Mr. McKelvey. Pursuant to the agreement Mr. Mclaughlin serves as Executive Vice President of the Company. Under the agreement, Mr. Mclaughlin may terminate his employment upon 60 days prior written notice for any reason. To the extent Mr. Mclaughlin is terminated without "cause", Mr. Mclaughlin shall be entitled to receive as severance, upon execution of a general release, payment of one year's base salary and accelerated exercisability of certain options. The agreement provides that in the event of a change in control of the Company all of Mr. Mclaughlin's options and any shares of common stock covered by stock bonus agreements shall automatically become fully vested and immediately exercisable and in the event Mr. Mclaughlin is subjected to an excise tax because of any payments made in connection with a change in control, the Company must pay Mr. Mclaughlin the amount necessary to place him in the same after-tax position as if such payments were not subjected to an excise tax.

        The Company entered into a letter agreement with Charles Baker, dated March 14, 2005, as amended. The agreement provides that Mr. Baker's employment continues until terminated by either party. The agreement also provides Mr. Baker with a base salary of $500,000 per year and provides for his eligibility to receive bonuses based on the satisfaction of certain performance targets determined in the discretion of the Compensation Committee. Pursuant to terms of the agreement Mr. Baker serves as Senior Vice President and Chief Financial Officer of the Company. Under the agreement, Mr. Baker may terminate his employment upon 60 days prior written notice for any reason. To the extent Mr. Baker is terminated without "cause", Mr. Baker shall be entitled to receive as severance, upon execution of a general release, payment of one year's base salary. The agreement provides that in the event of a change in control of the Company all of Mr. Baker's options and any shares of common stock covered by stock bonus agreements shall automatically become fully vested and immediately exercisable and in the event Mr. Baker is subjected to an excise tax because of any payments made in connection with a change in control, the Company must pay Mr. Baker the amount necessary to place him in the same after-tax position as if such payments were not subjected to an excise tax. Upon the commencement of his employment as Senior Vice President and Chief Financial Officer, the Company agreed to issue to Mr. Baker an aggregate of 50,000 shares of its common stock, 26,000 shares of which were issued on January 3, 2006 and the balance of which will be issued in three equal annual installments commencing on December 31, 2006 and ending on December 31, 2008.

Summary Compensation Table

        The following table sets forth information concerning all cash and non-cash compensation paid or to be paid by the Company as well as certain other compensation awarded, earned by and paid, during the fiscal years indicated, to the named executive officers for such periods in all capacities in which they served.

SUMMARY COMPENSATION TABLE

	Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Restricted Stock Award(s)$(1)			Securities Underlying Options/SARs		All Other Compensation
Andrew J. McKelvey Chairman of the Board and CEO	2005 2004 2003	$1,000,000 800,000 200,000	(2)	$1,800,000 1,800,000 1,200,000	(3) (3)	$6,300 4,100 4,000	(4) (4) (4)		— — —		— — —		— — —
William Pastore President and Chief Operating Officer	2005 2004 2003	600,000 600,000 550,000		1,100,000 1,350,000 550,000	(5) (6)	9,928 6,390 4,086	(7) (7) (7)	$	— 3,215,000 —	(8)	— 400,000 —	(9)	— — —
Paul Camara Executive Vice President	2005 2004 2003	500,000 500,000 500,000		900,000 900,000 500,000		6,300 4,100 4,000	(4) (4) (4)		— — —		— 400,000 —	(9)	— — —
John Mclaughlin Executive Vice President	2005 2004 2003	500,000 489,583 250,000		900,000 900,000 500,000		— — —			— — —		— 400,000 —	(9)	— 24,971 —	(10)
Charles Baker Senior Vice President and Chief Financial Officer	2005 2004 2003	403,846 — —		900,000 — —		2,308 — —	(4)		1,519,000 — —	(11)	— — —		29,533 — —	(10)

(1)
The aggregate holdings and market value of the restricted stock held on December 31, 2005 (based on the Company's closing price of $40.82 per share on December 30, 2005) by the individuals listed in this table are: Mr. Pastore, 93,750 ($3,826,875); Mr. Mclaughlin, 20,019 ($817,176) and Mr. Baker, 50,000 ($2,041,000). Messrs. McKelvey and Camara do not hold any shares of restricted stock.

(2)
On April 1, 2004, Mr. McKelvey's base salary was increased to $1,000,000.

(3)
Consists of $1,000,000 cash and $800,000 awarded in the Company's common stock.

(4)
Represents matching contributions made to the Company's 401(k) plan.

(5)
Consists of $1,000,000 cash and $100,000 awarded in the Company's common stock.

(6)
Consists of $1,250,000 cash and $100,000 awarded in the Company's common stock.

(7)
Represents reimbursed healthcare costs.

(8)
Represents a restricted stock grant of 125,000 shares on June 30, 2004, valued at $25.72 per share based on the Company's closing stock price on that date. This restricted stock grant vests 25% annually over a four-year period commencing March 31, 2005. At December 31, 2005, Mr. Pastore held 93,750 shares of restricted stock at an aggregate dollar value of $3,826,875 based on the Company's closing stock price on that date of $40.82 per share. These restricted shares of common stock, once issued by the Company, are eligible to receive dividends, when and if declared.

(9)
On May 4, 2005, the Compensation Committee of the Company's Board of Directors approved accelerating the vesting of most at or out-of-the-money stock options (i.e., those with an exercise price equal to or greater than $23.91 per share) and the potential extension of the periods of time during which the accelerated options may be exercised. On December 15, 2005, the Compensation Committee of the Company's Board of Directors approved the December 29, 2005 acceleration of the vesting and exercisability of virtually all unvested stock options with an exercise price below $23.91 per share. These actions affected the options held by the named individual.

(10)
Represents non-taxable moving expenses.

(11)
Represents a restricted stock grant of 50,000 shares on March 14, 2005, valued at $30.38 per share based on the Company's closing stock price on that date, of which 26,000 shares were issued on January 3, 2006 and the balance of which will be issued in three equal annual installments commencing on December 31, 2006 and ending on December 31, 2008. At December 31, 2005, Mr. Baker held 50,000 shares of restricted stock at an aggregate dollar value of $2,041,000 based on the Company's closing stock price on that date of $40.82 per share. These restricted shares of common stock, once issued by the Company, are eligible to receive dividends, when and if declared.

Option Grants for 2005

        The Company did not make individual grants of stock options or stock appreciation rights to the persons named in the Summary Compensation Table during the year ended December 31, 2005.

Aggregated Option Exercises in 2005 and 2005 Option Values

        The following table sets forth information with respect to (i) shares acquired upon the exercise of stock options in 2005, (ii) the number of securities underlying unexercised options and (iii) the value of unexercised options held by each of the persons named in the Summary Compensation Table as of December 31, 2005:

			Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End(1)(2)
	Shares Acquired On Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew J. McKelvey	—	—	—	—	—	—
William Pastore	133,412	$2,854,256	233,413	300,000	$5,475,002	$3,520,500
Paul Camara	—	—	1,485,888	300,000	31,387,520	3,520,500
John Mclaughlin	98,725	1,824,448	370,826	333,353	6,589,516	4,032,735
Charles Baker	—	—	—	—	—	—

(1)
Computed based upon the difference between the stock option exercise prices per share and $40.82, the closing price per share of the Company's common stock on December 30, 2005.

(2)
No stock appreciation rights were exercised during 2005 or outstanding as of December 31, 2005.

Certain Relationships and Related Transactions

        Through May 2, 2005, Messrs. McKelvey, Eisele and Camara had approximately 69.4%, 10% and 5% interests, respectively, in International Drive, L.P., the lessor of the Company's then 48,000 square foot office in Mt. Olive, New Jersey. The Company's rent for this space was approximately $46,200 per month. This lease was terminated on May 2, 2005 in connection with the disposition of the Company's TMP Direct direct marketing business, and the Company no longer occupies this space.

        The Company periodically pays for its use of an aircraft which through December 31, 2003 was owned by a company controlled by Mr. McKelvey. Mr. McKelvey has advised the Company that on December 31, 2003, Mr. McKelvey sold such holding company to General Yellow Pages Consultants, Inc. d/b/a The Marquette Group ("The Marquette Group") but Mr. McKelvey continues to have obligations to a third party lender with respect to the aircraft.

        On June 17, 2003, the Company entered into a contract with a third party chartering company unaffiliated with the Company, Mr. McKelvey or The Marquette Group which governs the Company's use of the plane. That charter agreement provided the Company with up to 200 charter hours of flight time annually at a rate of $4,500 per hour. The charter agreement was not effected by the December 31, 2003 sale by Mr. McKelvey of the holding company which owned the plane. Effective February 5, 2005, the Company entered into an amendment to the charter agreement with such third party chartering company which provides the Company with up to 150 charter hours of flight time annually at a rate of $6,000 per hour. On April 29, 2005, the Company gave notice of termination to the chartering company. On the same day, the Company entered into a new charter agreement, on substantially the same terms as the terminated contract, with a different third party chartering company unaffiliated with the Company, Mr. McKelvey or The Marquette Group. The new charter agreement provides the Company with up to 150 charter hours of flight time annually at a rate, through December 31, 2005, of $6,000 per hour. Effective January 1, 2006, the Company entered into an amendment to the new charter agreement with such third party chartering company which provides the Company with up to 150 charter hours of flight time annually at a rate of $8,000 per hour. The charter agreement automatically renews for one year terms unless terminated by either party by written notice at least 30 days before the expiration of the agreement. For calendar 2005, the Company paid approximately $1,024,461 for its use of such plane.

        On October 5, 2004, the Company entered into a Stock Purchase Agreement with The Marquette Group and US Motivation, Inc., the Company's wholly-owned subsidiary. Pursuant to the terms of this Agreement, the Company sold all of the issued and outstanding capital stock of US Motivation to The Marquette Group in exchange for a net cash payment of Ten Million Dollars ($10,000,000), subject to a post-closing adjustment of $1,800,000 which was paid to the Company in 2005.

        Stuart McKelvey served as President—Directional Marketing, Monstermoving of the Company through June 1, 2005 when such division was sold to a third party. Stuart McKelvey is the son of Andrew J. McKelvey, the Company's Chairman of the Board and CEO. As compensation for his employment from January 1, 2005 through June 1, 2005, Stuart McKelvey received base salary of $161,700 and a bonus of $110,000 from the Company. Neither the Company nor any of its subsidiaries has any obligation to Stuart McKelvey with respect to his continued employment. Stuart McKelvey is employed by the third party buyer of the Directional Marketing business and invested $250,000 of his own money into the sold business, for a 1.5% equity interest. In addition, Stuart McKelvey also has the ability, subject to business performance and time-based vesting, to receive up to a 7.5% interest in the sold Directional Marketing business. On May 4, 2005, the Compensation Committee of the Company's Board of Directors approved the modification of most at or out-of-the-money options held by employees of the Company's Directional Marketing business so that following the sale of such business such options will generally remain exercisable until the latest of specified dates, including the date which is six months after the holder's last day of employment with the purchaser of the business. 204,758 options held by Stuart McKelvey were so modified.

        David Farrey serves as an operations analyst in the Company's network operations group. David Farrey is the brother of Brian Farrey, the Company's President, Monster Worldwide Technologies. As compensation for his employment during 2005, Mr. David Farrey received approximately $62,550 from the Company.

        The Company entered into a Stock Purchase Agreement on May 2, 2005 with GECKO Inc., an entity owned 65% by George Eisele. Pursuant to the Agreement, the Company sold to GECKO Inc. all of the issued and outstanding capital stock of three of the Company's wholly-owned subsidiaries which together constituted the Company's TMP Direct business unit, a direct marketing business. The total consideration for the transaction was $2,500,000 payable at closing plus an amount payable on May 2, 2006 equal to 50% of TMP Direct's working capital as of the closing. George Eisele and another individual shareholder of GECKO Inc. personally guaranteed the May 2, 2006 payment obligation of GECKO Inc. In connection with this transaction, the Company entered into a sublease with GECKO Inc. for certain office space located at 7800 West Brown Deer Road, Milwaukee, Wisconsin 53223. The monthly base rent under such sublease was $6,000 through October 31, 2005 at which time the sublease was renewed for an additional eighteen month term at a monthly base rent of $6,000 for the first six months of the renewal term and at a monthly base rent of $6,350 for the final twelve months of the renewal term. From and after the closing of this transaction, the Company's obligations under the Mt. Olive, New Jersey lease described above were terminated. The Company and GECKO Inc. also entered into a license agreement, dated May 2, 2005, permitting GECKO Inc. to use the Company's "globe logo" mark until November 2, 2005.

        The Company believes that all of the above transactions with the aforementioned directors and executive officers were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

        Mr. McKelvey has advised the Company that he (i) received a $3,000,000 interest-free personal loan in 2002 from The Marquette Group, then a directional marketing competitor of the Company, and (ii) repaid such loan in full during the first quarter of 2004. Mr. McKelvey inadvertently violated a Company personnel policy by not getting prior approval for this loan. From 1997 through June 1, 2005, the Company also provided The Marquette Group with various yellow pages ordering, billing and back office services. For such services rendered in 2005, 2004 and 2003, the Company was paid approximately $118,000, $284,000 and $299,000, respectively. Mr. McKelvey has advised the Company that (i) in 1996 (prior to the Company's initial public offering), Mr. McKelvey loaned $1,000,000 to an individual in connection with this individual's acquisition of The Marquette Group, (ii) this loan was subsequently assumed by The Marquette Group's current owner in 1998, and (iii) this loan has been repaid.

PERFORMANCE GRAPH

        The above graph compares the performance of the Company from December 31, 2000 through December 31, 2005, against the performance of (i) the Standard & Poor's 500 Composite Index and (ii) the Company's Peer Group (SIC Code Index) for the same period. The companies included in the Company's Peer Group are Adsouth Partners, Inc., Catalina Marketing Corp., Dialog Group, Inc., EMAK Worldwide, Inc., Focus Media Holding Limited, Havas, Interpublic Group of Companies, Inc., Lamar Advertising Co., MDC Partners Inc., Omnicom Group, Inc., Publicis Groupe SA Ads, Purchase Point Media Corporation, Valueclick Inc. and WPP Group plc.

PROPOSAL NUMBER 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has appointed BDO Seidman, LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2006. BDO Seidman, LLP has been the independent registered public accounting firm for the Company since November 15, 1992. During 2005, BDO Seidman, LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See "Audit Matters" on page 10. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of BDO Seidman, LLP will be present (either in person or by telephone) at the 2006 annual meeting and will have an opportunity to make a statement if he or she desires to do so, and will respond to appropriate questions from stockholders.

Vote Required

        The affirmative vote of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy at the 2006 annual meeting and entitled to vote is required for the approval of the ratification of the appointment of BDO Seidman, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2006. Brokers who do not receive stockholder voting instructions are entitled to vote on the ratification of the independent registered public accounting firm. Broker non-votes, if any, with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter and will not be counted in determining the number of votes necessary for approval, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present in person or represented by proxy at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

        THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 "RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM" TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NUMBER 3
STOCKHOLDER PROPOSAL—BOARD DIVERSITY

        The Company is informed that Domini Social Investments, with the co-sponsorship of the Board of Pensions of the Evangelical Lutheran Church in America, whose address and stock ownership will be furnished promptly upon receipt of any oral or written requests therefor, intends to introduce at the 2006 annual meeting the following proposal:

        In accordance with Federal securities laws, the stockholder proposal and supporting statement is presented exactly as submitted by the stockholders and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal.

        "WHEREAS

        Monster Worldwide, Inc. currently has a distinguished board of seven persons, all of whom are white males;

        We note that only a relatively small number of S&P 500 companies have all white male boards. We believe that many publicly held corporations have benefited from the perspectives brought by many well-qualified board members who are women or minority group members;

        Recent corporate scandals resulted in the enactment of the Sarbanes-Oxley Act and both the stock exchanges and the SEC have taken actions to enhance the independence, accountability and responsiveness of corporate boards, including requiring greater board and committee independence;

        We believe that in order to enhance such independence it is necessary for corporations to aggressively seek diversity by gender, age and race among their board candidates. Several leading corporations (including JPMorganChase, Coca-Cola Co., Johnson & Johnson, Pfizer, Procter and Gamble and TimeWarner) have included their commitment to board diversity (by gender and race) in the charter for their nominating committee. We believe that the judgment and perspectives offered from deliberations of a diverse board of directors improve the quality of corporate decision making and will enhance business performance by enabling a company to respond more effectively to the needs of customers worldwide;

        According to Connecticut State Treasurer Denise Nappier, principal fiduciary of the 20 billion Connecticut Retirement and Trust Funds, "I regard diversity as key to the functioning of an effective board. In a complex global market you need to pick from the largest pool of talent available to you." We believe that Treasurer Nappier's point is particularly relevant for our Company, a leading job recruiting firm with operations in 19 countries. We believe that a diverse board would provide valuable perspectives that would help our Company better understand the global job market, and more effectively compete within that market;

        We urge the Board to enlarge its search for qualified members by casting a wider net;

        We believe that our Board should take every reasonable step to ensure that women and persons from minority racial groups are in the pool from which Board nominees are chosen; therefore be it

        RESOLVED that the shareholders request the Board:

        1.     In connection with its search for suitable Board candidates, to ensure that women and persons from minority racial groups are among those it considers for nomination to the Board.

        2.     To publicly commit itself to a policy of board inclusiveness, including steps to be taken and a timeline for implementing that policy.

        3.     To report to shareholders, at reasonable expense (and omitting proprietary information) by September 2006:

    a.
    On its efforts to encourage diversified representation on the board,

    b.
    Whether, in the nominating committee's charter or its procedures, diversity is included as a criterion in selecting the total membership of the Board."

Vote Required

        If the stockholders or their respective representatives, who are qualified under Delaware law, are present at the annual meeting and submit their proposal for a vote, the stockholder proposal will be voted on at the annual meeting. The affirmative vote of a majority of the outstanding shares of common stock of the Company present in person or represented by proxy at the 2006 annual meeting and entitled to vote is required for the approval of Proposal No. 3. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor a vote "against" the matter and will not be counted in determining the number of votes necessary for approval, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present in person or represented by proxy at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present in person or represented by proxy at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

        THE BOARD OF DIRECTORS DOES NOT MAKE A RECOMMENDATION WITH RESPECT TO PROPOSAL NO. 3.

CORPORATE GOVERNANCE—CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted a Code of Business Conduct and Ethics applicable to its directors, officers (including its principal executive officer, principal financial officer, principal accounting officer and controller) and employees. The Code of Business Conduct and Ethics is available on the Company's website. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments or waivers from any provision of the Company's Code of Business Conduct and Ethics applicable to the Company's principal executive officer, principal financial officer, principal accounting officer or controller by either filing a Form 8-K or posting this information on the Company's website within four business days following the date of amendment or waiver. The Company's website address is www.monsterworldwide.com.

OTHER BUSINESS

        The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

        Under the SEC proxy rules if a stockholder wants the Company to include a proposal in its proxy statement and form of proxy for the 2007 Annual Meeting, the proposal must be received by the Company at 622 Third Avenue, New York, New York 10017, Attention: Secretary, no later than January 13, 2007.

        Under the Company's by-laws any stockholder wishing to make a nomination for director, or wishing to introduce any business, at the 2007 Annual Meeting must give the Company advance notice as described in the by-laws. To be timely, the Company must receive such notice for the 2007 Annual Meeting at its offices mentioned above no earlier than February 27, 2007 or later than March 29, 2007. Nominations for director must be accompanied by written consent to serving as a director if elected.

        The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Company's Secretary at its principal office at 622 Third Avenue, New York, New York 10017. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on the Company's books, of the stockholder sending such communication and (iii) the number of shares of the Company that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope or vote by telephone or on the Internet.

By Order of the Board of Directors
Myron F. Olesnyckyj Secretary

Dated: May 5, 2006

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: MONSTER WORLDWIDE, INC., ATTENTION: MYRON F. OLESNYCKYJ, ESQ., 622 THIRD AVENUE, NEW YORK, NEW YORK 10017.

Two Alternate Ways to Vote VOTE BY TELEPHONE OR INTERNET 24 Hours a Day — 7 Days a Week Save Your Company Money — It's Fast and Convenient
622 THIRD AVENUE 39TH FLOOR NEW YORK, NY 10017
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Monster Worldwide, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
 VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.
 VOTE BY MAIL
Mark, sign and date your card and return it in the postage-paid envelope we have provided or return it to Monster Worldwide, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you have submitted your vote by telephone or the Internet there is no need for you to mail back your card.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	MONST1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS CARD IS VALID ONLY WHEN SIGNED AND DATED.

    MONSTER WORLDWIDE, INC.

Vote On Directors

1.	ELECTION OF DIRECTORS					Withhold	For All	To withhold authority to vote for any individual
					For All	For All	Nominees	nominee, mark "For All Nominees Except" and
	Nominees:				Nominees	Nominees	Except	write the nominee's name on the line below.
	01)	Andrew J. McKelvey	05)	Ronald J. Kramer
	02)	George R. Eisele	06)	David A. Stein	☐	☐	☐
	03)	John Gaulding	07)	John Swann
	04)	Michael Kaufman
		For	All	Abstain
Vote On Proposals

2.	RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS MONSTER WORLDWIDE, INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006	☐	☐	☐

3.	STOCKHOLDER PROPOSAL PERTAINING TO BOARD DIVERSITY	☐	☐	☐

4.	TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF

Note: This proxy will be voted as specified. If no specification is made it will be voted FOR all nominees in proposal 1, FOR proposal 2 and it will be not be voted FOR or AGAINST proposal 3. The proxies are authorized to vote in their discretion with respect to other matters that may come before the meeting.

NOTE: Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc., if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MONSTER WORLDWIDE, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

        The undersigned hereby appoints Andrew J. McKelvey and Charles Baker, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Monster Worldwide, Inc. to be held at the offices of Monster, 5 Clock Tower Place, Maynard, Massachusetts at 11:00 A.M. on Wednesday, June 7, 2006, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as directed on the reverse side hereof.

        Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting and proxy statement is hereby acknowledged.

(To be Completed, Signed and Dated on Reverse Side)

QuickLinks

MONSTER WORLDWIDE, INC. 622 THIRD AVENUE NEW YORK, NEW YORK 10017 (212) 351-7000
MONSTER WORLDWIDE, INC.
MONSTER WORLDWIDE, INC. 622 THIRD AVENUE NEW YORK, NEW YORK 10017
ABOUT THE MEETING
STOCK OWNERSHIP
PROPOSAL NO. 1—ELECTION OF DIRECTORS
AUDIT MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Certain Relationships and Related Transactions
PERFORMANCE GRAPH
PROPOSAL NUMBER 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
PROPOSAL NUMBER 3 STOCKHOLDER PROPOSAL—BOARD DIVERSITY
CORPORATE GOVERNANCE—CODE OF BUSINESS CONDUCT AND ETHICS
OTHER BUSINESS
STOCKHOLDER PROPOSALS